EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Eric Boyriven / Matt Steinberg (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS SECOND QUARTER 2012 RESULTS

- Revenues Increase 18.0% to $1.59 Billion; Organic Growth of 9.4% -
- Second Quarter Diluted Earnings Per Share from Continuing Operations of $0.49 -
- Backlog as of June 30, 2012 - $3.28 Billion -
- Company Updates 2012 Revenue and Diluted EPS Guidance -

NORWALK, CONNECTICUT, July 26, 2012 – EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter ended June 30, 2012.

As previously announced, the Company completed the sale of its Canadian subsidiary, Comstock Canada, in August 2011.  Accordingly, Comstock’s results for 2011 have been classified as discontinued operations.

For the second quarter of 2012, net income from continuing operations attributable to EMCOR increased 16.1% to $33.4 million, or $0.49 per diluted share, from $29.3 million, or $0.43 per diluted share, in the second quarter of 2011.  Revenues increased 18.0% to $1.59 billion in the second quarter of 2012, compared to revenues of $1.35 billion in the year ago period.  Organic revenue growth in the quarter, compared to the second quarter of 2011, was 9.4%.

For the second quarter of 2012, operating income was $56.3 million, or 3.5% of revenues.  Including transaction expenses of $4.5 million, or $0.05 per diluted share after-tax, related to the Company’s previously announced acquisition of USM Services Holdings, Inc. (“USM”), operating income for the second quarter of 2011 was $50.0 million, or 3.7% of revenues.  Excluding these transaction expenses, the Company’s non-GAAP operating income for the 2011 second quarter was $54.6 million, or 4.0% of revenues.

Selling, general and administrative expenses were $137.7 million, or 8.7% of revenues, in the second quarter of 2012, compared to $124.5 million, or 9.2% of revenues, in the second quarter of 2011.

Excluding the USM transaction expenses referred to above, the Company’s non-GAAP net income from continuing operations for the second quarter of 2011 was $32.6 million, or $0.48 per diluted share.

Inclusive of discrete items, the income tax rate as reported in the 2012 second quarter was 38.3% compared with an income tax rate of 37.9% in the year ago period.

Backlog as of June 30, 2012 was $3.28 billion, a decrease of 7.3% from $3.54 billion a year ago, excluding Comstock Canada.  The majority of this decrease relates to the Company’s UK operations as the Company continues to deemphasize its construction operations in favor of its facilities services business.  Additionally, the decrease reflects declines in the healthcare, institutional, water/wastewater and transportation sectors, partially offset by continued increases in the commercial and industrial sectors.  Commercial backlog increased $174 million, or 21.5%, from year ago levels to $987 million.  This commercial increase includes a $19 million, or 8% increase in backlog at the Company’s USM business since its acquisition on June 30, 2011.  Total backlog decreased 3.1% from $3.39 billion on March 31, 2012.

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EMCOR Reports Second Quarter Results	Page 2

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “I am pleased with our operating performance in the second quarter, with most of our businesses coming in at or better than expected.  Driven by excellent execution, our competitive advantage and our enhanced diversity of service offerings in broad end market participation, we saw good performance across most of our businesses.  Our performance also benefited from our continued focus on reducing costs and maximizing SG&A leverage, which has allowed us to further reduce SG&A expenses as a percentage of revenue from 2011 second quarter levels.  However, our quarterly performance was tempered by lower than anticipated results from our commercial site-based business, including USM, which currently is not performing at expected levels.”

Mr. Guzzi concluded, “The investments and changes we have made over the past few years to expand our breadth of capabilities enables customers to use our services at an earlier stage in the contracting cycle.  This dynamic is reflected in our double-digit organic revenue growth through the first half of 2012 even as backlog remained relatively flat from yearend 2011 levels.  We believe that our solid performance during this highly uncertain economic time testifies to our strong market position, demand for our comprehensive service offerings and a commitment to execution excellence which sets us apart from others in the industry.  While conditions remain uncertain and visibility remains somewhat limited, we have positioned ourselves in attractive markets and are poised to benefit from future opportunities and leverage our cost structure as the economy improves.”

Net income from continuing operations attributable to EMCOR for the first half of 2012 was $60.6 million, or $0.89 per diluted share, compared to net income of $53.1 million, or $0.77 per diluted share, in the year ago period.  Revenues for the first six months of 2012 increased 19.7% to $3.13 billion, compared to $2.61 billion for the first six months of 2011.  Organic revenue growth for the first half of 2012 was 10.2%.

Operating income in the first half of 2012 was $102.5 million, or 3.3% of revenues, compared to $91.9 million, or 3.5% of revenues, a year ago.  Operating income for the 2011 six-month period reflected the USM transaction expenses of $4.5 million referred to above.  Excluding these expenses, non-GAAP operating income for the 2011 six-month period was $96.4 million, or 3.7% of revenues.
For the first six months of 2012, SG&A totaled $272.2 million, or 8.7% of revenues.  SG&A for the first half of 2011 was $238.4 million, or 9.1% of revenues, and included the $4.5 million in USM-related transaction expenses.

Excluding the USM transaction expenses, the Company’s non-GAAP net income from continuing operations for the first half of 2011 was $56.4 million, or $0.82 per diluted share.  Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

The Company noted that, based on the current size and mix of its backlog and assuming the continuation of current market conditions, it continues to expect to generate revenues in 2012 of approximately $6.3 billion, and now expects diluted earnings per share of $1.80 to $2.00, up from its earlier expectation of $1.70 to $1.95.

EMCOR Group, Inc. is a Fortune 500® leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s second quarter conference call will be available live via internet broadcast today, Thursday, July 26, at 10:30 AM Eastern Daylight Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2011 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission.   All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$1,590,035	$1,348,013	$3,128,556	$2,613,256
Cost of sales	1,396,071	1,173,357	2,753,899	2,281,891
Gross profit	193,964	174,656	374,657	331,365
Selling, general and administrative expenses	137,675	124,473	272,179	238,384
Restructuring expenses	--	138	--	1,099

Operating income	56,289	50,045	102,478	91,882
Interest expense, net	1,510	2,336	2,869	4,519

Income from continuing operations before income taxes	54,779	47,709	99,609	87,363
Income tax provision	20,799	17,889	37,821	32,985

Income from continuing operations	33,980	29,820	61,788	54,378
(Loss) income from discontinued operation, net of income taxes	--	(498)	--	320

Net income including noncontrolling interests	33,980	29,322	61,788	54,698
Less: Net income attributable to noncontrolling interests	532	513	1,195	1,295

Net income attributable to EMCOR Group, Inc.	$33,448	$28,809	$60,593	$53,403

Basic earnings (loss) per common share: – continuing operations	$0.50	$0.44	$0.91	$0.79
– discontinued operation	$--	$(0.01)	$--	$0.01

Diluted earnings (loss) per common share: – continuing operations	$0.49	$0.43	$0.89	$0.77
– discontinued operation	$--	$(0.01)	$--	$0.01

Weighted average shares of common stock outstanding: Basic Diluted	66,749,115 67,695,536	66,848,078 68,591,770	66,717,873 67,821,214	66,828,523 68,586,664

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$434,272	$511,322
Accounts receivable, net	1,194,191	1,187,832
Costs and estimated earnings in excess of billings on uncompleted contracts	119,819	114,836
Inventories	46,085	44,914
Prepaid expenses and other	92,511	77,749
Total current assets	1,886,878	1,936,653

Investments, notes and other long-term receivables	4,500	5,618
Property, plant & equipment, net	113,750	101,663
Goodwill	567,709	566,805
Identifiable intangible assets, net	355,950	370,373
Other assets	31,942	32,964
Total assets	$2,960,729	$3,014,076

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$--	$--
Current maturities of long-term debt and capital lease obligations	1,542	1,522
Accounts payable	467,777	477,801
Billings in excess of costs and estimated earnings on uncompleted contracts	380,651	441,695
Accrued payroll and benefits	183,820	204,785
Other accrued expenses and liabilities	196,107	205,110
Total current liabilities	1,229,897	1,330,913

Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	4,313	3,335
Other long-term obligations	288,107	284,697
Total liabilities	1,672,317	1,768,945

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,277,820	1,234,734
Noncontrolling interests	10,592	10,397
Total equity	1,288,412	1,245,131
Total liabilities and equity	$2,960,729	$3,014,076

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2012 and 2011
(In thousands) (Unaudited)

	2012	2011
Cash flows from operating activities:
Net income including noncontrolling interests	$61,788	$54,698
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	14,768	12,507
Amortization of identifiable intangible assets	14,930	11,086
Deferred income taxes	1,479	4,620
Excess tax benefits from share-based compensation	(5,282)	(730)
Equity income from unconsolidated entities	(414)	(617)
Other non-cash items	4,579	3,575
Distributions from unconsolidated entities	866	520
Changes in operating assets and liabilities, excluding effect of businesses acquired	(104,307)	(79,373)
Net cash (used in) provided by operating activities	(11,593)	6,286

Cash flows from investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related contingent consideration agreement	(20,613)	(301,845)
Proceeds from sale of property, plant and equipment	719	259
Purchase of property, plant and equipment	(19,012)	(10,554)
Investment in and advances to unconsolidated entities and joint ventures	--	(28)
Purchase of short-term investments	(17,782)	--
Maturity of short-term investments	17,693	--
Net cash used in investing activities	(38,995)	(312,168)

Cash flows from financing activities:
Repayments of long-term debt and debt issuance costs	(37)	(11)
Repayments of capital lease obligations	(1,310)	(290)
Dividends paid to stockholders	(6,660)	--
Repurchase of common stock	(21,189)	--
Proceeds from exercise of stock options	1,909	856
Payments to satisfy minimum tax withholding	(733)	(1,255)
Issuance of common stock under employee stock purchase plan	1,263	1,135
Net payments of contingent consideration arrangements	(4,717)	(1,118)
Distributions to noncontrolling interests	(1,000)	(1,300)
Excess tax benefits from share-based compensation	5,282	730
Net cash used in financing activities	(27,192)	(1,253)
Effect of exchange rate changes on cash and cash equivalents	730	2,845
Decrease in cash and cash equivalents	(77,050)	(304,290)
Cash and cash equivalents at beginning of year	511,322	710,836
Cash and cash equivalents at end of period	$434,272	$406,546

EMCOR GROUP, INC.
SEGMENT INFORMATION
 (In thousands) (Unaudited)

	For the three months ended June 30,
	2012	2011

Revenues from unrelated entities:

United States electrical construction and facilities services	$295,846	$306,521
United States mechanical construction and facilities services	602,090	472,127
United States facilities services	552,260	448,483
Total United States operations	1,450,196	1,227,131
United Kingdom construction and facilities services	139,839	120,882
Total worldwide operations	$1,590,035	$1,348,013

	For the six months ended June 30,
	2012	2011

Revenues from unrelated entities:

United States electrical construction and facilities services	$586,383	$575,053
United States mechanical construction and facilities services	1,155,023	897,332
United States facilities services	1,106,420	895,112
Total United States operations	2,847,826	2,367,497
United Kingdom construction and facilities services	280,730	245,759
Total worldwide operations	$3,128,556	$2,613,256

EMCOR GROUP, INC.
SEGMENT INFORMATION
 (In thousands) (Unaudited)

	For the three months ended June 30,
	2012	2011

Operating income (loss):

United States electrical construction and facilities services	$22,409	$26,425
United States mechanical construction and facilities services	30,014	22,762
United States facilities services	15,514	14,776
Total United States operations	67,937	63,963
United Kingdom construction and facilities services	3,962	3,773
Corporate administration	(15,610)	(17,553)
Restructuring expenses	--	(138)
Total worldwide operations	56,289	50,045

Other corporate items:
Interest expense	(1,878)	(2,814)
Interest income	368	478
Income from continuing operations before income taxes	$54,779	$47,709

	For the six months ended June 30,
	2012	2011
Operating income (loss):

United States electrical construction and facilities services	$45,975	$40,846
United States mechanical construction and facilities services	51,835	46,090
United States facilities services	27,945	30,055
Total United States operations	125,755	116,991
United Kingdom construction and facilities services	7,444	6,393
Corporate administration	(30,721)	(30,403)
Restructuring expenses	--	(1,099)
Total worldwide operations	102,478	91,882

Other corporate items:
Interest expense	(3,653)	(5,550)
Interest income	784	1,031
Income from continuing operations before income taxes	$99,609	$87,363

EMCOR GROUP, INC.
RECONCILIATION OF 2012 AND 2011 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2012 and 2011 second quarter and year-to-date June 30, 2012 and 2011 operating income.  The following table provides a reconciliation between 2012 and 2011 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

GAAP operating income	$56,289	$50,045	$102,478	$91,882

Pre-tax transaction expenses related to the acquisition of USM Holdings, Inc.	--	4,531	--	4,531

Non-GAAP operating income, excluding pre-tax USM acquisition expenses	$56,289	$54,576	$102,478	$96,413

EMCOR GROUP, INC.
RECONCILIATION OF 2012 AND 2011 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2012 and 2011 second quarter and year-to-date June 30, 2012 and 2011 net income from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2012 and 2011 net income from continuing operations attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

GAAP net income from continuing operations attributable to EMCOR Group, Inc. (1)	$33,448	$29,307	$60,593	$53,083

Transaction expenses related to the acquisition of USM Holdings, Inc. (2)	--	3,306	--	3,306

Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding USM transaction expenses	$33,448	$32,613	$60,593	$56,389

 (1)        Amount is income from continuing operations less net income attributable to noncontrolling interest
 (2)        Amount is net of tax effect of $1.2 million

EMCOR GROUP, INC.
RECONCILIATION OF THREE AND SIX MONTH 2012 AND 2011 DILUTED
EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2012 and 2011 second quarter and year-to-date June 30, 2012 and 2011 diluted earnings per share from continuing operations.  The following table provides a reconciliation between 2012 and 2011 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

GAAP diluted earnings per common share from continuing operations	$0.49	$0.43	$0.89	$0.77

Transaction expenses related to the acquisition of USM Holdings, Inc. (1)	--	$0.05	--	$0.05

Non-GAAP diluted earnings per common share from continuing operations, excluding USM transaction expenses	$0.49	$0.48	$0.89	$0.82

 (1)        Amount is net of tax effect of $1.2 million